PEDERSEN & HOUPT

                               January 31, 1997

Ms. Ilona Adams
Mr. James Mendelson
c/o The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road
Suite A-200
Bannockburn, Illinois  60015

Mr. Daniel J. Perlman
Katten, Muchin & Zavis
525 W. Monroe
Suite 1600
Chicago, Illinois  60661

     Re: Termination of Contracts (the "Contracts") by and between Austin Woods Limited Partnership ("Buyer 1") and Woods-Barton Partners Limited ("Seller 1") regarding The Woods Apartments, Austin, Texas, Beaumont Property Limited Partnership ("Buyer 2") and Lexington Drive Limited Partnership ("Seller 2") regarding Towne Oaks Apartments, and Saddlewood Lubbock Limited Partnership ("Buyer 3") and Utica Limited Partnership ("Seller 3") regarding Saddlewoods Apartments
          (Buyer 1, Buyer 2 and Buyer 3 shall be collectively referred to as "Buyer" and Seller 1, Seller 2 and Seller 3 shall be collectively referred to as "Seller")

Dear Ms. Adams, Ms. Mendelson and Mr. Perlman:

     Please be advised that pursuant to the terms of the above-captioned Contracts, the Buyer hereby terminates its obligations and rights under all of the Contracts. Attached hereto please find an Affidavit of Due Diligence Termination Notice for each of the above-captioned Contracts which has been duly executed by Buyer 1, Buyer 2 and Buyer 3 and appropriately notarized. These Affidavits/ Termination Notices have also been forwarded to Frances Chetta at Charter Title Company, along with wire instructions/directions regarding the return of the Buyer's escrow money (total of $350,000.) Please contact the undersigned if you have any questions regarding the attached.

                         Sincerely,

                         /s/ Prabha Parameswaran
                         ---------------------------------
                             Prabha Parameswaran
                             on behalf of Buyer

cc:  Erich Kollinger
     Frances Chetta, Charter Title Company, Escrow Agent
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                 AFFIDAVIT OF DUE DILIGENCE TERMINATION NOTICE


State of Illinois   )
                    )  SS
County of Cook      )


     The undersigned, having been first duly sworn, does hereby affirm, depose and state that AUSTIN WOODS LIMITED PARTNERSHIP, an Illinois limited partnership, as Purchaser under that certain Agreement of Sale dated January 9, 1997, providing for the sale of property located in Austin, Texas and known as The Woods Apartments, Austin, Texas, has terminated the Agreement of Sale pursuant to Paragraph 7.1 thereof.

     The undersigned demands return of all earnest money deposited under he Agreement of Sale pursuant to its right therein.

     IN WITNESS WHEREOF, the undersigned has executed this Affidavit on the 29th day of January, 1997.


                              AUSTIN WOODS LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  AW Austin Property Company,
                                   an Illinois corporation


                              By:   /s/ Erich Kollinger
                                   --------------------------------
                              Name:     Erich Kollinger
                                   --------------------------------
                              Its:      President
                                   --------------------------------


Subscribed and sworn to before
me, a Notary Public in and for
said County and State on January 29, 1997.

/s/ Marian E. Harter
------------------------------
    Notary Public

SEAL
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